Exhibit 10.23

AMENDED AND RESTATED

GROUND HANDLING AGREEMENT

BETWEEN

NORTHWEST AIRLINES, INC.

AND

PINNACLE AIRLINES, INC.

Dated as of            , 2003

AMENDED AND RESTATED

GROUND HANDLING AGREEMENT

THIS AMENDED AND RESTATED GROUND HANDLING AGREEMENT (the “Agreement”) is made and entered into as of this       day of           , 2003 by and between Northwest Airlines, Inc., a Minnesota corporation with a principal place of business at 5101 Northwest Drive, St. Paul, Minnesota  55111 (hereinafter referred to as “Northwest”) and Pinnacle Airlines, Inc., a Georgia corporation with a principal place of business at 1689 Nonconnah Blvd., Suite 111, Memphis, Tennessee  38132 (hereinafter referred to as “Pinnacle”).

WITNESSETH

WHEREAS, Pinnacle Airlines and Northwest entered into an Airline Services Agreement dated as of January 14, 2003, as amended by that certain Amendment No. 1 dated as of September 11, 2003 and by that certain Amendment No. 2 dated as of the date hereof (such Airline Services Agreement, as amended or modified from time to time, the “ASA”);

WHEREAS, Pinnacle Airlines and Northwest entered into that certain Ground Handling Agreement dated as of January 14, 2003 (the “Original Ground Handling Agreement”) pursuant to which Pinnacle Airlines agreed on the terms and conditions set forth in the Original Ground Handling Agreement to perform, on behalf of Northwest, certain ground handling services required to be performed by Northwest for the benefit of Mesaba Aviation, Inc. (“Mesaba”) pursuant to the Regional Jet Service Agreement dated October 25, 1996 between Northwest and Mesaba (as such agreement may be amended or modified from time to time, the “Mesaba RJ Agreement”);

WHEREAS, Pinnacle Airlines and Northwest desire to amend and restate the Original Ground Handling Agreement in its entirety.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Northwest and Pinnacle Airlines do hereby agree as follows:

ARTICLE 1.  DEFINITIONS

Section 1.01 - Definitions

“Aircraft” shall mean the Avro Regional Jet aircraft operated by Mesaba pursuant to the Mesaba RJ Agreement.

“Ground Handling Functions” shall have the meaning ascribed to such term in Section 1.02(a) below.

 “Pinnacle Change of Control” shall have the meaning ascribed to such term in Section 1.01 of the ASA.

“Pinnacle Service Cities” shall have the meaning ascribed to such term in Section 1.01 of the ASA.

“Regional Airline Services” shall have the meaning ascribed to such term in Section 1.01 of the ASA.

Section 1.02 - Services to be Provided by Pinnacle

(a)                                  Pinnacle shall provide Northwest with the ground handling functions specified in the table below (the “Ground Handling Functions”) for the Aircraft operated by Mesaba at MEM and at other Pinnacle Service Cities (except DTW and MSP) where Pinnacle operates Regional Airline Services pursuant to the ASA:

Table of Services to be Provided by Pinnacle and Northwest

Function	Memphis	Other Pinnacle Service Cities (except DTW and MSP)
Passenger and Gate Check-in, including bag check-in	Service provided by Northwest	Service provided by Pinnacle
Passenger Enplaning/Deplaning	Service provided by Pinnacle	Service provided by Pinnacle
Aircraft Loading/Unloading	Service provided by Pinnacle	Service provided by Pinnacle
Passenger Ticketing	Service provided by Northwest	Service provided by Pinnacle
Aircraft Cleaning (1)	Service provided by Pinnacle	Service provided by Pinnacle
Air Cargo and VIP Service	Service provided by Northwest	Service provided by Pinnacle
Ramp Cleaning	Service provided by Pinnacle	Service provided by Pinnacle
Aircraft Deicing	Service provided by Northwest	Service provided by Pinnacle (2)
Heat and A/C Aircraft on Ramp	Service provided by Airport Authority	Service provided by Pinnacle (5)
Aircraft Fuel and Into Plane	Service provided by Northwest	Service provided by Northwest
Aircraft Pushback and Tows	Service provided by Pinnacle (3)	Service provided by Pinnacle (4)

(1)           RON and turn cleans consistent with DC-9 aircraft standards. Aircraft parked at Mesaba maintenance base is not available for Pinnacle aircraft cleaning.

(2)           Pinnacle’s charges will be $8.00/USG for Type I and $10/USG for Type IV deicing fluid. Quantities of deicing fluid shall be calculated at 75 USG for frost events, 150 USG for light deicing events and 300 USG for heavy deicing events.

(3)           Pinnacle provides labor and Northwest provides pushback and towing equipment at Memphis.

(4)           Pinnacle provides labor and pushback and towing equipment at Pinnacle operated locations, provided that Northwest shall provide Pinnacle with towbars for use in pushback of ARJ aircraft and aircraft stairs for use with ARJ aircraft.

(5)           In cities where jetbridges are not available or not equipped with air conditioning, Aircraft APU will be used.

(b)                                 At Pinnacle Service Cities other than MEM, DTW and MSP, Pinnacle shall also provide the equipment, gates and ramps (excluding jetbridges) required in connection with performance of the Ground Handling Functions, unless otherwise mutually agreed.

(c)                                  Pinnacle shall use all reasonable efforts to minimize the effect of any conflict between the requirements of its own operations and performance of the Ground Handling Functions.  Pinnacle will advise Northwest of any conflict or potential conflict which may affect Pinnacle’s or Mesaba’s operations as soon as practicable after such conflict or potential conflict becomes known to Pinnacle.

(d)                                 The Ground Handling Functions shall be made available to Northwest without further request with respect to all arrivals and departures of the Aircraft in scheduled service.  In the event the Aircraft are utilized to operate non-scheduled flights, such as Charter Flights and extra sections, Northwest shall (or shall require Mesaba to) give written notice of same to Pinnacle as far in advance of the operations as possible, and Pinnacle will make all reasonable efforts to service such flights.

(e)                                  In order to enable Pinnacle to service properly the Aircraft and the passengers thereon, Northwest shall (or shall require Mesaba to) keep Pinnacle advised, on a current basis, of all irregularities, delays, cancellations and diversions affecting operations of the Aircraft at the airports where Pinnacle performs Ground Handling Functions hereunder.

Section 1.03 - Standards and Procedures

Pinnacle will perform the Ground Handling Functions in accordance with the standards, practices and procedures followed by Northwest in connection with its own operations.

  Pinnacle agrees to be bound by such reasonable rules and regulations as Northwest shall from time to time establish in connection with the use of Ground Handling Functions provided hereunder.

Section 1.04 - Compliance with Applicable Laws and Regulations

(a)                                  Nothing contained herein shall require Pinnacle to take any action contrary to law or to any order or regulation of any government or governmental body or office having jurisdiction over the subject matter, or contrary to any permit or authorization granted to Pinnacle by an airport proprietor or by any government or governmental body, or contrary to any agreement or arrangement pursuant to which Pinnacle operates or utilizes any facilities in connection with Ground Handling Functions performed hereunder.

(b)                                 Pinnacle shall indemnify and hold harmless Northwest, its directors, officers, employees and agents, from and against any and all costs and expenses (including attorney’s fees and expenses) incurred by Northwest as a result of any investigation commenced, or penalties or fines imposed, by the FAA or any other government agency having jurisdiction with respect to the performance of any Ground Handling Functions or the provision of any facilities for Northwest’s benefit under this Agreement.

ARTICLE 2.  CHARGES, PAYMENTS AND TAXES

Section 2.01 - Charges

The initial rate for the Ground Handling Functions shall be $248.00 per turn of an Aircraft plus any amounts due for deicing fluid pursuant to Section 1.02(a).  The initial turn rate shall be effective from the Effective Date until December 31, 2003.  Effective on January 1, 2004 and on January 1 of each succeeding year, the rate per turn shall be increased by an amount equal to the percent increase, if any, in the Producer Price Index for finished goods published by the United States Department of Labor, Bureau of Labor Statistics, which increase incurred during the immediately preceding calendar year, but in no event in excess of five percent (5%) and in no event less than zero.  In addition, in the event of a significant change to the schedule of flights operated by the Aircraft at the airports where Pinnacle performs Ground Handling Functions hereunder, the rate per turn will be modified upon the mutual agreement of the parties.  In this regard, a “significant change” is defined as a change that will cause Pinnacle to incur a cost increase or decrease of ten percent (10%) or more in performing the Ground Handling Functions.

Pinnacle will invoice Northwest on a monthly basis for the Ground Handling Functions at the address set forth in Section 6.06 below and each invoice will be paid within thirty (30) days of receipt.

Section 2.02 - Other Fees, Charges and Taxes

(a)                                  Except as otherwise provided herein, all arrangements for the receipt of supplies and services by Northwest from third parties shall be made by Northwest or Northwest shall direct Mesaba to make such arrangements, and Northwest shall pay (or shall require Mesaba to pay) such third parties directly.  Northwest shall pay (or shall require Mesaba to pay) directly to the airport proprietors all fees and charges assessed by the airport proprietors with respect to the Aircraft landings at, and other uses of the airports where Pinnacle performs Ground Handling Functions.

(b)                                 In addition to any charges to be paid by Northwest under this Agreement, Pinnacle shall include in its invoices, and Northwest shall pay to Pinnacle in accordance with Section 2.01, upon receipt of an invoice therefor, all taxes, fees or charges (except tax based upon gross receipts or net income or taxes imposed upon the privilege of doing business or exercising a franchise) arising out of this Agreement or the performance hereof, or measured by the value of the charges or the value of the Ground Handling Functions furnished, however designated, levied, or based.  Whenever Pinnacle must pay any tax, fee or charge or collect the same from Northwest according to any applicable law, rule or regulation as contemplated herein, it shall be Northwest’s sole obligation to challenge the applicability of any such tax, fee or charge and the pendency of such challenge shall not relieve Northwest of its obligation to reimburse Pinnacle hereunder.

ARTICLE 3.  TERM AND TERMINATION

Section 3.01 - Term.

The Original Ground Handling Agreement became effective as of January 1, 2003 (the “Effective Date”) and is superceded by this Agreement as of the date of this Agreement. This Agreement shall continue in effect until December 31, 2017 and thereafter for so long as the ASA remains in effect, subject to earlier termination in accordance with this Article 3.

Section 3.02 - Termination by Either Party upon an Event of Default.

(a)                                  In the event of a breach of a nonmonetary provision of this Agreement by either party remaining uncured for more than thirty (30) days after receipt of written notification of such default by the nondefaulting party, or in the case of a breach requiring more than thirty (30) days notice to cure, the defaulting party does not begin and pursue with due diligence a method of cure within thirty (30) days after receipt of written notification specifying in reasonable detail the nature of such default from the nondefaulting party, then the nondefaulting party may terminate this Agreement at its sole option.

(b)                                 In the event of a breach of a monetary provision of this Agreement by either party and such default remaining uncured for more than thirty (30) days after receipt of written notification specifying in reasonable detail the nature of such default from the nondefaulting party, then the nondefaulting party may terminate this Agreement at its sole option.

Section 3.03 - Termination by Northwest.

(a)                                  Notwithstanding the provisions of Section 3.01, Northwest shall have the right to terminate this Agreement immediately and at its sole option if:

(i)                                     a Pinnacle Change of Control shall occur;

(ii)                                  the ASA is terminated; or

(iii)                               the Mesaba RJ Agreement is terminated.

(b)                                 Notwithstanding the provisions of Section 3.01, Northwest shall have the right to terminate this Agreement for convenience upon ninety (90) days prior written notice to Pinnacle.

ARTICLE 4.  INDEMNIFICATION AND INSURANCE

Section 4.01 - Indemnification

(a)                                  Subject to Section 4.01(b) below regarding physical loss of or damage to the Aircraft, Pinnacle hereby releases and agrees to indemnify, defend and hold harmless Northwest and its directors, officers, employees and agents from and against all claims, demands, damages, liabilities, losses, suits and judgments, including all costs, expenses and reasonable attorney’s fees incident thereto and all costs, expenses and fees associated with the successful establishment of the right to indemnification hereunder, which may be suffered by, accrued against, charged to or recoverable from Northwest, its directors, officers, employees or agents, by reason of injury to, or death of any person whomsoever, or by reason of damage to, or destruction of any property of Northwest, Pinnacle or any third party, arising from, occurring during or in connection with the performance of the Ground Handling Functions hereunder, whether or not such event arises in any way from any form of fault or negligence of Northwest, its directors, officers, employees, or agents (whether active, passive, imputed, sole, joint, comparative or concurrent); provided, however, that the foregoing indemnity shall not apply to any injury, death, damage or destruction resulting from the willful misconduct of Northwest, its directors, officers, employees or agents.  Pinnacle’s obligations under this Section 4.01 shall cover and include claims and suits made or brought by employees of Pinnacle and shall not be limited in any respect by any limitation on the amount or type of damages, compensation or benefits payable under any workers’ or workmen’s compensation acts, disability benefit acts, or other employee benefit acts.

It is the express intent of the parties that all indemnity obligations and/or liabilities assumed by the Pinnacle in the paragraph appearing immediately above shall be without regard to the cause or causes thereof and whether or not such cause or causes may be the result of Northwest’s negligence, be it sole, joint, concurrent, comparative, active, passive or imputed.

(b)                                 Pinnacle shall indemnify Northwest against any physical loss of or damage to the Aircraft caused by Pinnacle’s negligent operation of ground support equipment or other acts or omissions of Pinnacle in performing Ground Handling Functions pursuant to Section 1.02 above; provided, however, that Pinnacle’s liability for Aircraft damage shall be limited to any such loss or damage to the Aircraft not exceeding the amount of the deductible with respect to such Aircraft under the applicable hull risk insurance policy, except that loss or damage in respect of any incident below $3,000 shall not be indemnified.

Section 4.02 - Insurance

At all times during the term of this Agreement and any renewal or extension hereof, Pinnacle shall maintain in full force and effect the insurance coverages specified in Section 9.03(a) of the ASA and Pinnacle agrees that it shall cause the Underwriters to acknowledge that the indemnification and hold harmless provisions of this Agreement are insured under Pinnacle’s blanket contractual liability coverage.  In the event Pinnacle obtains liability insurance coverage that is not part of Northwest’s insurance placement, with respect to Pinnacle’s obligations under this Agreement Pinnacle’s insurance policy will include all the endorsements listed in Section 9.03(b) of the ASA.

ARTICLE 5. MISCELLANEOUS PROVISIONS

Section 5.01 - Limitation on Performance.

The obligation of either Northwest or Pinnacle to perform under the terms of this Agreement shall be limited or modified by, and neither carrier shall be deemed to be in default hereunder as a result of any of the following causes:

(a)                                  Acts of God or the public enemy, civil war, insurrections or riots; fires, floods, explosions, embargoes, earthquakes or serious accidents, epidemics, or quarantine restrictions; any act of government, governmental priorities, allocations, orders or Governmental Regulations affecting materials or facilities, inability after due and timely diligence to procure materials, accessories, equipment or parts; or due to any other cause to the extent it is beyond that carrier’s practical control or not occasioned by that carrier’s fault or negligence.

(b)                                 Cessation, slow-down or interruption of work, or any other labor disturbance involving Northwest.

Section 5.02 - Mutual Cooperation.

Northwest and Pinnacle shall use their reasonable best efforts to cooperate with each other in performing their respective obligations under this Agreement.

Section 5.03 - Representations and Warranties.

Except as expressly set forth herein, neither Northwest nor Pinnacle shall make any representations or warranties, expressed or implied, under or in connection with this Agreement.

Section 5.04 - Assignment.

This Agreement may not be assigned by any party without the prior written consent of the other parties.

Section 5.05 - Governing Law.

This Agreement shall be governed in accordance with the laws of the State of Minnesota, notwithstanding the choice of law provisions thereof.

Section 5.06 - Notices.

All notices given hereunder shall be given in writing and shall be delivered in person or deposited in the United States mail, certified or registered mail, return receipt requested, with adequate postage prepaid, or given by express courier, telex, facsimile, or other expedient written means, addressed as follows:

If to Northwest:	Northwest Airlines, Inc. Department A6100 2700 Lone Oak Parkway Eagan, Minnesota 55121 Attn: Vice President – Market Planning Facsimile No: (612) 727-7113

With copies to:	Northwest Airlines, Inc. Department A1180 2700 Lone Oak Parkway Eagan, Minnesota 55121 Attn: General Counsel Facsimile No: (612) 726-7123

Northwest Airlines, Inc. Department A6030 2700 Lone Oak Parkway Eagan, Minnesota 55121 Attn: Director of Airlink Planning Facsimile No: (612) 727-7110

If to Pinnacle Airlines:	Pinnacle Airlines, Inc. 1689 Nonconnah Parkway Suite 111 Memphis, Tennessee 38132 Attn: Vice President and Chief Financial Officer Facsimile No: (901) 348-4103

or to such other address as the respective parties hereto shall designate by notice in writing to the other party.  Notices shall be deemed received and given on the date of delivery or the date of refusal of delivery as shown by the return receipt.

Section 5.07 - Parties.

Except as provided to the contrary herein, this Agreement, and the rights and obligations created hereunder, shall be binding upon and inure to the benefit of the respective parties hereto and their respective successors and permitted assigns.

Section 5.08 - Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one agreement.

Section 5.09 - Severability.

If any term of this Agreement shall be judicially determined to be illegal, invalid or unenforceable at law or in equity, it shall be deemed to be void and of no force and effect to the extent necessary to bring such term within the provisions of any such applicable law or laws, and such terms as so modified and the balance of the terms of this Agreement shall remain enforceable.

Section 5.10 - Captions, Section Headings and Table of Contents.

Captions, section headings and the Table of Contents used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

Section 5.11 - Availability of Equitable Remedies; Procedures.

(a)                                  In the event of a breach by either party of any provision of this Agreement, the nonbreaching party may give notice thereof to the breaching party, which notice shall specify in reasonable detail the nature of the breach and shall demand that the breaching party either cure the breach or refrain from conduct constituting the breach (herein the “conduct”), as may be applicable.  If (i) the breaching party has not cured the breach or refrained from the conduct, as may be applicable, within ten (10) days following receipt of the notice from the nonbreaching party, or (ii) the breaching party does not begin within ten (10) days following receipt of the notice to pursue with reasonable diligence a method of cure or begin to take steps toward ceasing the conduct where the breach or conduct is such that it requires more than ten (10) days to cure or to cease, as may be applicable, then the nonbreaching party may seek to compel performance by the breaching party in accordance with the provisions of paragraph (b) below.  If, upon receiving a notice contemplated by this paragraph (a), a breaching party believes that a breach has not occurred or that the conduct specified in the notice does not constitute a breach of the provisions of this Agreement, but the breaching party nonetheless cures the alleged breach or refrains from the conduct within ten (10) days following receipt of such notice, such party may thereafter proceed in accordance with the provisions of paragraph (b) below to seek a determination of whether a breach occurred or whether the specified conduct constituted a breach of the provisions of this Agreement.

(b)                                 Because a breach of the provisions of this Agreement could not adequately be compensated by money damages, any party shall be entitled, following notification in accordance with the provisions of paragraph (a) above, to an injunction restraining such breach or threatened breach and to specific performance of any provision of this Agreement and, in either case, no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such injunction and to the ordering of specific performance.  Further, in the event any party refrains from the conduct of any activity alleged in a notice received pursuant to paragraph (a) above to constitute a breach of the provisions of this Agreement, such party may thereafter proceed promptly to bring an action in the District Court, County of Hennepin, State of Minnesota, for an expedited judicial determination as to whether the conduct specified constitutes a breach of the provisions of this Agreement and, upon a determination that the conduct does not constitute a breach, such party may promptly thereafter recommence such conduct.

Section 5.12 - Integration and Entire Agreement.

This Agreement (including the Exhibits) and the ancillary documents entered into in connection therewith are intended by the parties as a complete statement of the entire agreement and understanding of the parties with respect to the subject matter hereof and all matters between the parties related to the subject matter herein and therein set forth.  This Agreement may only be amended or modified by a written agreement between Pinnacle Airlines, on the one hand, and Northwest, on the other, which specifically references this Agreement and expressly provides for such amendment.

Section 5.13 - Relationship of Parties.

Nothing in this Agreement shall be interpreted or construed as establishing between the parties a partnership, joint venture or other similar arrangement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

PINNACLE AIRLINES, INC.	NORTHWEST AIRLINES, INC.

By:	By:
Name:	Name:

Title:	Title: